Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. SECURES
$45 MILLION CREDIT FACILITY WITH KEYBANK

Virginia Beach, VA – June 1, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today that it has secured a $45 million revolving credit facility with KeyBank National Association. The Company expects primarily to use the facility to acquire select grocery-anchored properties located in its targeted secondary and tertiary markets throughout the Northeast, Mid-Atlantic, Southeast, and Southwest regions of the United States. The new facility will replace the Company’s previous $25 million secured guidance credit facility with KeyBank which was set to expire December 31, 2015.

The revolver, led by KeyBanc Capital Markets as Arranger, will initially provide the ability to borrow up to $45 million, with KeyBank National Association providing the full commitment. The facility includes a provision that under certain conditions allows for expansion of the facility to a maximum of $100 million through syndication with other lenders.

Jon S. Wheeler, Chairman and Chief Executive Officer of Wheeler, commented, “Now is an exceptional time in our targeted secondary and tertiary markets to acquire assets at a discount to replacement costs. This new credit facility increases our base of capital at favorable interest rates which allows us to take further advantage of the available pipeline of ‘necessity-based’ grocery anchored shopping centers located in these markets. We are pleased to be working again with KeyBank.”

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler can be found at the Company’s corporate website: www.whlr.us.

Forward-Looking Statement
Wheeler considers portions of the information in this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Words such as "anticipate," "estimate," "expect," "intend," "plan," "confident," "prospects" and "project" and other similar words and expressions are intended to signify forward-looking statements. Specifically, any references to the Company’s ability to identify and utilize the credit line referenced herein to purchase such properties are forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's filings with the Securities and Exchange Commission, which are available for review at www.sec.gov. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the Company's business, financial condition and results of operations. Wheeler disclaims all obligations to update any forward-looking statements.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088 / robin@whlr.us	(212) 836-9615 / tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088 / lnguyen@whlr.us	(212)836-9606 / aprior@equityny.com